Exhibit 10.45
CSK AUTO, INC.
March 31, 2008
Randi Morrison
[Address]
Dear Randi:
     In connection with your employment by CSK Auto, Inc. (the “Company”), the Company currently reimburses the costs incurred by you in connection with (i) your weekly commute to and from the Company’s offices in Phoenix, Arizona, and (ii) costs incurred in maintaining a fully functional home office in the Los Angeles, California area for purposes of telecommuting.
     The Company hereby agrees that if the Company enters into an agreement that, if consummated, would result in a Change of Control (as defined in the CSK Auto Corporation 2004 Stock and Incentive Plan), then (i) you will not be required to relocate to the Phoenix, Arizona area after the date the Change of Control is consummated, and (ii) from and after the consummation of the Change of Control, the Company (and any successor thereto) will continue to reimburse you for travel and home office expenses on terms no less favorable than those provided to you prior to the consummation of the Change of Control, which terms shall include, but shall not be limited to, the terms set forth in Appendix A hereto and, to the extent not inconsistent with Appendix A, the Company’s telecommute and travel policy as in effect from time to time prior to the Change of Control.
[signature page follows]

Randi Morrison
March 31, 2008

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

CSK AUTO, INC.

By:	/s/ LAWRENCE N. MONDRY

Name: Lawrence N. Mondry Title: President and Chief Executive Officer

CSK AUTO CORPORATION

By:	/s/ LAWRENCE N. MONDRY

Name: Lawrence N. Mondry Title: President and Chief Executive Officer

EXECUTIVE Randi Morrison

/s/ RANDI VAL MORRISON

Randi Morrison
March 31, 2008

Appendix A — Approved Telecommute and Travel Expenses
Effective as of March 31, 2008, the following travel and telecommuting expense reimbursements have been approved by the Compensation Committee of the Board of Directors of the Company and CSK Auto Corporation:
•	All work-related utilities and home office cable/internet

•	Payment for work-related equipment (e.g., phones, computer, internet service, printer, fax machine and overnight mail service) at your residence in Los Angeles, California

•	All work related office supplies

•	Cab fare, rental car or company car for your use while in Phoenix, Arizona

•	Weekly travel (such reimbursement consistent with past practices and the Company’s existing travel policy) between Phoenix, Arizona and your residence in Los Angeles, California
In addition, to the extent any reimbursements for travel (whether or not described above or in the Agreement) are taxable income to you, the Company shall pay you an additional cash payment in an amount such that you will be in the same position as you would have been had no taxes been imposed upon or incurred as a result of any such reimbursements (i.e., a full gross-up).